Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS
Revenue increased 22% to $1.1 billion
Comparable sales increased 19%, or 18% on a constant dollar basis
Diluted EPS of $1.10, Adjusted EPS of $1.16
Vancouver, British Columbia – December 10, 2020 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter of fiscal 2020.
Calvin McDonald, Chief Executive Officer, stated: "Our third quarter results demonstrate the strength of lululemon across channels and markets, both in North America and around the world. Our product innovations, investments in the e-commerce business, and strategic acquisition of MIRROR position us well to serve our guests as their needs evolve across both physical and digital experiences."
For the third quarter of fiscal 2020, compared to the third quarter of fiscal 2019
•Net revenue increased 22% to $1.1 billion. On a constant dollar basis, net revenue increased 21%.
–Net revenue increased 19% in North America, and increased 45% internationally.
•Total comparable sales increased 19%, or increased 18% on a constant dollar basis.
–Direct to consumer net revenue increased 94%, or increased 93% on a constant dollar basis.
–Comparable store productivity was 83%, or 82% on a constant dollar basis, representing a comparable store sales decrease of 17%, or a decrease of 18% on a constant dollar basis.
•Direct to consumer net revenue represented 42.8% of total net revenue compared to 26.9% for the third quarter of fiscal 2019.
•Gross profit increased 24% to $627.4 million and gross margin increased 100 basis points to 56.1%.
•Income from operations increased 17% to $204.9 million. Adjusted income from operations increased 21% to $213.5 million.
•Operating margin decreased 90 basis points to 18.3%. Adjusted operating margin decreased 10 basis points to 19.1%.
•Income tax expense increased 17% to $60.7 million. The effective tax rate for the third quarter of fiscal 2020 was 29.7% compared to 29.1% for the third quarter of fiscal 2019. The adjusted effective tax rate was 28.9% for the third quarter of fiscal 2020.
•Diluted earnings per share were $1.10 compared to $0.96 in the third quarter of fiscal 2019. Adjusted diluted earnings per share were $1.16 for the third quarter of fiscal 2020.
•The Company opened nine net new company-operated stores during the quarter, ending with 515 stores.
The summary above provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
Meghan Frank, Chief Financial Officer, stated: "Our performance this quarter was driven by strong omni momentum, with notable strength in conversion and increased traffic to our e-commerce sites." Frank continued, "We have planned the fourth quarter based on multiple performance scenarios and believe we are well positioned for the holiday season."
Balance sheet highlights
The Company ended the third quarter of fiscal 2020 with $481.6 million in cash and cash equivalents and the capacity under its committed revolving credit facilities was $697.3 million. Inventories at the end of the third quarter of fiscal 2020 increased 23% to $771.0 million compared to $627.1 million at the end of the third quarter of fiscal 2019.

Share repurchase and cancellation of 364-day credit facility
The Company announced that on December 1, 2020, the board of directors approved an increase in its share repurchase authorization from $263.6 million to $500.0 million. The timing, pricing, and actual number of common shares to be repurchased will depend upon prevailing market conditions, applicable legal requirements, and other factors. The repurchase plan has no time limit.
The Company also announced that on December 4, 2020, it had given notice to terminate its 364-day unsecured revolving credit facility. The $300.0 million facility was due to mature on June 28, 2021 and will be terminated without penalty on December 11, 2020. The Company continues to maintain its unsecured five-year revolving credit facility of $400.0 million which matures on June 6, 2023.
COVID-19 Pandemic and fiscal 2020 outlook
As a result of the COVID-19 pandemic, all of the Company's retail locations in North America, Europe, and certain countries in Asia Pacific were temporarily closed during the first quarter of fiscal 2020. The Company began reopening its retail locations in these markets during the second quarter of fiscal 2020 and almost all locations were open during the third quarter of fiscal 2020. Subsequent to November 1, 2020, while almost all of the Company's retail locations have remained open, it has experienced some temporary closures and is currently operating with tighter capacity restrictions in certain markets.
Due to the impact that COVID-19 is having across the globe, and the rapid and continuous developments, the Company is not providing detailed financial guidance for fiscal 2020 at this time.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 10, 2020, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. The acquisition-related compensation costs primarily relate to the acceleration of vesting of certain stock options upon acquisition, and to deferred consideration of $57.1 million in which is due to certain MIRROR employees subject to their continued employment through various vesting dates up to three years from the acquisition date. These individuals also receive employment compensation separate from the deferred amounts that is commensurate with the services they provide and which we consider to be normal operating expenses within selling, general and administrative expenses. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing product costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand internationally in light of its limited operating experience and limited brand recognition in new international markets; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; the operations of many of its suppliers are subject to international and other risks; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South and South East Asia; its ability to safeguard against security breaches with respect to its information technology systems; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Three Quarters Ended
	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net revenue	$1,117,426	$916,138	$2,672,330	$2,581,805
Costs of goods sold	490,072	411,094	1,221,073	1,169,245
Gross profit	627,354	505,044	1,451,257	1,412,560
As a percent of net revenue	56.1%	55.1%	54.3%	54.7%
Selling, general and administrative expenses	411,662	329,208	1,064,172	939,930
As a percent of net revenue	36.8%	35.9%	39.8%	36.4%
Amortization of intangible assets	2,241	7	2,965	7
Acquisition-related expenses	8,531	—	22,040	—
Income from operations	204,920	175,829	362,080	472,623
As a percent of net revenue	18.3%	19.2%	13.5%	18.3%
Other income (expense), net	(580)	1,925	250	6,154
Income before income tax expense	204,340	177,754	362,330	478,777
Income tax expense	60,697	51,772	103,254	131,202
Net income	$143,643	$125,982	$259,076	$347,575

Basic earnings per share	$1.10	$0.97	$1.99	$2.67
Diluted earnings per share	$1.10	$0.96	$1.98	$2.65
Basic weighted-average shares outstanding	130,318	130,282	130,271	130,420
Diluted weighted-average shares outstanding	130,924	130,805	130,842	130,975

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	November 1, 2020	February 2, 2020	November 3, 2019
ASSETS
Current assets
Cash and cash equivalents	$481,581	$1,093,505	$586,153
Inventories	770,990	518,513	627,102
Prepaid and receivable income taxes	168,272	85,159	126,715
Other current assets	179,970	110,761	111,706
Total current assets	1,600,813	1,807,938	1,451,676
Property and equipment, net	719,880	671,693	656,372
Right-of-use lease assets	714,086	689,664	652,492
Goodwill and intangible assets, net	468,908	24,423	24,478
Deferred income taxes and other non-current assets	124,233	87,636	70,126
Total assets	$3,627,920	$3,281,354	$2,855,144
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$160,779	$79,997	$116,281
Accrued inventory liabilities	10,654	6,344	10,074
Other accrued liabilities	190,366	112,641	121,144
Accrued compensation and related expenses	96,527	133,688	98,442
Current lease liabilities	138,082	128,497	131,385
Current income taxes payable	5,818	26,436	12,351
Unredeemed gift card liability	104,760	120,413	75,025
Other current liabilities	23,892	12,402	10,067
Total current liabilities	730,878	620,418	574,769
Non-current lease liabilities	635,386	611,464	563,925
Non-current income taxes payable	43,150	48,226	48,226
Deferred income tax liability	47,199	43,432	14,190
Other non-current liabilities	8,354	5,596	5,298
Stockholders' equity	2,162,953	1,952,218	1,648,736
Total liabilities and stockholders' equity	$3,627,920	$3,281,354	$2,855,144

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Three Quarters Ended
	November 1, 2020	November 3, 2019
Cash flows from operating activities
Net income	$259,076	$347,575
Adjustments to reconcile net income to net cash provided by operating activities	(173,672)	(252,469)
Net cash provided by operating activities	85,404	95,106
Net cash used in investing activities	(616,544)	(212,475)
Net cash used in financing activities	(81,404)	(179,555)
Effect of exchange rate changes on cash	620	1,757
Decrease in cash and cash equivalents	(611,924)	(295,167)
Cash and cash equivalents, beginning of period	1,093,505	881,320
Cash and cash equivalents, end of period	$481,581	$586,153

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes show the change compared to the corresponding period in the prior year.

	Quarter Ended November 1, 2020
	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Change	22%	19%	(17)%	94%
Adjustments due to foreign exchange rate changes	(1)	(1)	(1)	(1)
Change in constant dollars	21%	18%	(18)%	93%
__________
(1)Total comparable sales includes comparable store sales and direct to consumer sales.
(2)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed for at least 30 days.

Constant dollar changes in comparable store productivity
The below table shows comparable store sales1 as a percentage of the net revenue generated from these company-operated stores in the corresponding period of the prior year.

Quarter Ended November 1, 2020
Comparable store productivity	83%
Adjustments due to foreign exchange rate changes	(1)
Comparable store productivity in constant dollars	82%
__________
(1)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed for at least 30 days.

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR and its related tax effects. Please refer to Note 3 to the unaudited consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 10, 2020 for further information on these adjustments.

	Quarter Ended November 1, 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$204,920	18.3%	$60,697	29.7%	$143,643	$1.10
Transaction and integration costs	1,017	0.1			1,017	0.01
Acquisition-related compensation	7,514	0.7			7,514	0.06
Tax effect of the above			896	(0.8)	(896)	(0.01)
Adjusted results (non-GAAP)	$213,451	19.1%	$61,593	28.9%	$151,278	$1.16

	Three Quarters Ended November 1, 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$362,080	13.5%	$103,254	28.5%	$259,076	$1.98
Transaction and integration costs	10,263	0.4			10,263	0.08
Gain on existing investment	(782)	—			(782)	(0.01)
Acquisition-related compensation	12,559	0.5			12,559	0.10
Tax effect of the above			2,862	(0.9)	(2,862)	(0.02)
Adjusted results (non-GAAP)	$384,120	14.4%	$106,117	27.6%	$278,254	$2.13

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2019	479	16	4	491
1st Quarter 2020	491	4	6	489
2nd Quarter 2020	489	17	—	506
3rd Quarter 2020	506	11	2	515

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
4th Quarter 2019	1,604	87	11	1,680
1st Quarter 2020	1,680	24	12	1,692
2nd Quarter 2020	1,692	65	—	1,757
3rd Quarter 2020	1,757	54	3	1,808
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.